BLANKET ENDORSEMENT
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This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, including attached Endorsements, if any, this Endorsement will control.

ADDED PROVISIONS:
If the Contract Owner is a non-individual, the Age of the Annuitant(s) will be used to determine any death benefit or income benefit.

If the Contract is owned by a non-individual, then the Contract Owner shall mean the Annuitant for purposes of any Endorsement reference to the waiver of Surrender, Withdrawal, or Contingent Deferred Sales Charges.

For purposes of any Endorsement reference to death benefits, income benefits, or the waiver of Surrender, Withdrawal, or Contingent Deferred Sales Charges, any use of the term "non-natural owner" is replaced with the term "non-individual".

The Annuitant may not be changed in a Contract that is owned by a non-individual.

In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.

                   ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK

          /s/Wayne A. Robinson                  /s/Vincent Vitiello
             Wayne A. Robinson                     Vincent Vitiello
              Secretary                             President



S40689-NY                                                            5/2006